Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY ANNOUNCES SELECTED PRELIMINARY 2012 FINANCIAL RESULTS

Company increases 2013 revenue guidance to $500 million

Seattle, WA – January 4, 2013 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced selected preliminary 2012 financial results. The 2012 results presented in this release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete.

Based on preliminary results, total revenue for 2012 is expected to be about $420 million, of which less than $1 million is attributable to the acquisition of Appro International, Inc.

For 2012, gross margins are expected to be approximately 36%, slightly higher than previously provided guidance, and total operating expenses are expected to be about $120 million, consistent with previously provided guidance. Total operating expenses for 2012 will depend on the final accounting treatment of the Appro acquisition and includes estimates of approximately $7 million in stock based compensation and acquisition related expenses. Based on these preliminary results, the Company expects to be solidly profitable for 2012, independent of the $139 million pre-tax gain on the development program divestiture completed during the second quarter.

As of Dec. 31, 2012, cash and investments are expected to total about $320 million.

“We had a record year in 2012 in revenue and operating income – even after excluding the gain from the Intel transaction,” said Peter Ungaro, president and CEO of Cray. “The year was highlighted by the installations of both the largest system in our Company’s history and our largest commercial win ever, and by the building momentum in our storage and Big Data initiatives. We completed the acceptance process on the Blue Waters supercomputer at the University of Illinois, but were not able to complete the upgrade to the XK7 system at Oak Ridge National Laboratory. We now expect to complete the Oak Ridge acceptance during the first half of 2013 and have increased our outlook accordingly.”

While a wide range of results remains possible for 2013, the Company now expects 2013 revenue to be about $500 million. Revenue is expected to ramp during 2013 with about $60 million in the first quarter and roughly 45% of the annual revenue expected in the fourth quarter. Gross margins for 2013 are anticipated to be in the mid-30% range. Total operating expenses for the year are expected to be in the range of $160 million, which includes approximately $10 million in non-cash items including stock based compensation and the preliminary estimate of amortization of items related to the Appro acquisition. Based on this outlook, we expect to be profitable for 2013.

Upcoming Event

Cray will be attending the 15th Annual Needham Growth Conference at the New York Palace Hotel in New York City. The Cray presentation will be held on Wednesday, Jan. 16, at 2:10 p.m. EST.

The Cray presentation will be available to the public via live audio webcast. To listen to the webcast, go to the Investors section of the Cray website at http://investors.cray.com. An archived version of the webcast will be available on the Cray website for 90 days.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected operating results and its ability to complete acceptance of the Cray XK7 upgrade at Oak Ridge National Laboratory in the first half of 2013. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that changes to these preliminary results will be required as a result of completing the financial reporting closing process and financial audit, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that Cray is not able to realize the expected benefits of the acquisition of Appro, the risk that Cray’s Big Data and storage growth initiatives are not successful, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2013 when or at the levels expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances, including the Cray XK7 upgrade at Oak Ridge National Laboratory, are not received when expected or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XK7 is a trademark of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

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